UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 23, 2011

H & H IMPORTS, INC.

(Exact name of registrant as specified in its charter)

Florida	000-53539	80-0149096
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of		Identification No.)
incorporation)

14044 Icot Boulevard

Clearwater, Florida 33768

(Address of principal executive offices) (Zip Code)

727.288.2739

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 23, 2011 (the “Resignation Date”) Michael Cimino, a member of the Registrant’s Board of Directors since May 2010, advised the Registrant that he was resigning from the Board of Directors and as an employee of the Registrant to pursue other interests. Mr. Cimino’s resignation was not the result of any disagreement with the Registrant on any matters relating to the Registrant’s operations, policies or practices. The Registrant and Mr. Cimino entered into a severance, consulting and release agreement effective on the Resignation Date which provides that Mr. Cimino shall provide the Registrant with general consulting services through February 25, 2012 in consideration of 500,000 shares of common stock and approximately $6,000 per month. The shares vest on August 25, 2011. The Registrant may also reimburse Mr. Cimino for all pre approved expenses incurred by Mr. Cimino in the performance of his consulting services through February 25, 2012. Under the agreement all previously issued options held by Mr. Cimino shall vest. In addition, Mr. Cimino agreed to a lock up provision covering the shares of common stock he owns of the Registrant, that until the sooner of (i) thirty calendar days after the effective date of the Registrant’s pending registration statement, or (ii) seven months from the date that the Registrant receives financing in excess of $2,000,000 (“Qualified Financing”), Mr. Cimino will not publicly offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of any shares of common stock or common stock beneficially owned, held or hereafter acquired by Mr. Cimino in an amount that is greater than the amount and volume allowable under Rule 144 and at a purchase price of no less than $.50 per share (the “Floor Sale Price Restriction”); provided however, that at such time that the purchasers in a Qualified Financing no longer beneficially hold at least 25% percent of the securities acquired, the Floor Sale Price Restriction shall no longer be applicable.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

H & H IMPORTS, INC.

By:	/s/ Steve Rogai
Steve Rogai
President

Date: March 29, 2011